EXHIBIT 99.1

KNIGHT CAPITAL GROUP TO ACQUIRE URBAN FINANCIAL GROUP

Acquisition of Mortgage Company Will Provide Knight’s Fixed Income Team with a Captive New Issue Pipeline of HECM Mortgage-Backed Securities (HMBS) for Institutional Clients

JERSEY CITY, N.J. (March 30, 2010) – Knight Capital Group, Inc. (Nasdaq: NITE), today announced that it has agreed to acquire Urban Financial Group, Inc., a privately-held, independent mortgage company. An originator of direct and brokered residential mortgage loans, Urban Financial is a major provider of home equity conversion mortgages (HECM), or reverse mortgages, in the U.S. Terms of the acquisition were not disclosed.

The acquisition will provide Knight’s fixed income team with a captive new issue pipeline of HECM mortgage-backed securities (HMBS) for institutional clients. In addition, the integration of Urban Financial will allow Knight to realize a greater percentage of revenues from origination to distribution.

“Urban Financial is a growing company with a solid product offering that originates loans nationwide through branch offices and independent brokers,” said Thomas M. Joyce, Chairman and CEO, Knight Capital Group. “We’re excited by the potential to establish a steady new issue pipeline that generates healthy revenues end-to-end. In particular, reverse mortgages packaged as HMBS are popular among institutions because of the attractive rates relative to the risks involved.”

Founded by Chief Executive Officer Bryan W. Hendershot in 2003, Urban Financial is a privately-held, independent mortgage company. The company is an originator of direct and brokered residential mortgage loans, including FHA-insured mortgages. Based in Tulsa, Okla., Urban Financial has 115 employees and branch offices in more than one dozen states. The company currently offers or purchases residential mortgage loans in more than two dozen states.

“We’re extremely pleased to join Knight as the enhanced capital will allow Urban Financial to increase origination activities and expand the product offering. We look forward to working with Knight’s fixed income team to build HMBS issuance,” Mr. Hendershot said.

Knight’s fixed income team provides institutional clients with research, sales and trading across a broad range of securities that include high yield/distressed, investment grade/crossover, bank loans, hybrid securities, ABS/MBS, convertible bonds, municipals, taxable municipals and corporate/sovereign emerging markets debt. In addition, Knight offers capital markets services covering equity and debt securities.

The closing of the acquisition is subject to customary closing conditions and regulatory approvals. The acquisition is expected to be cash flow positive immediately following the close and accretive to earnings per share in 2010. Upon the close, Urban Financial will operate as a wholly-owned indirect operating subsidiary of Knight Capital Group, Inc. Urban Financial is an Equal Housing Lender and a member of the National Reverse Mortgage Lenders Association.

The advisors to Knight on the transaction are Kirkland & Ellis LLP and Weiner Brodsky Sidman Kider PC. The advisors to Urban Financial are Pinkerton & Finn, P.C. and Sonnenschein Nath & Rosenthal LLP.

About Knight

Knight Capital Group, Inc. (Nasdaq: NITE) is global financial services firm that provides market access and trade execution services across multiple asset classes to buy- and sell-side firms. Knight’s hybrid market model features complementary electronic and voice trade execution services in global equities and fixed income as well as foreign exchange, futures and options. The firm is the leading source of liquidity in U.S. equities by share volume. Knight also offers capital markets services to corporate issuers. Knight is headquartered in Jersey City, NJ with a growing global presence across North America, Europe and the Asia-Pacific region. For more information, please go to www.knight.com.

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Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes, the costs, integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired in the future, by the Company and risks related to the costs and expenses associated with the Company’s exit from the Asset Management business. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this report. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	Knight Capital Group, Inc.	Knight Capital Group, Inc.
Knight Capital Group, Inc.	201.356.1523 or	201.356.1529 or
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